Exhibit 10.1

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, made as of April 9, 2001, between Jeffrey Scheffer ("Employee") and STANLEY FURNITURE COMPANY, INC., a Delaware corporation (the "Company").
         WHEREAS, the Company desires to assure that it will have the benefit of the service and experience of the Employee, as a principal executive officer of the Company and an integral part of its management, and the Employee is willing to enter into an agreement to such end upon the terms and conditions set forth in this Agreement. In consideration of the foregoing and the mutual agreements herein contained, the parties agree as follows:
         1. Employment. The Company hereby employs the Employee and the Employee hereby accepts employment upon and agrees to the terms and conditions set forth herein.
         2. Term. The term of employment under this Agreement (the "Term") shall commence April 9, 2001 and end on December 31, 2001 and, effective January 1, 2002, shall continue for each calendar year thereafter unless either party gives notice (a "Termination Notice") on or before November 1 of any calendar year that employment under this Agreement will not continue for an additional period of one year beginning on the following January 1.
         3.       Compensation.
                  a. Salary. During the Employee's employment hereunder, the Company shall pay the Employee for all services rendered by the Employee a base salary at an annual rate of at least $300,000, with upward annual adjustments as the Board of Directors of the Company shall deem appropriate. Such salary shall be payable to the Employee in accordance with the Company's usual paying practices, but not less frequently than monthly.
                  b. Bonus. In addition to base salary, the Employee shall be entitled to receive a potential annual bonus of $270,000, prorated for 2001, subject to upward adjustment. The amount of such bonus for any fiscal year shall be related to the achievement of certain profit thresholds and objectives to be set at the beginning of each fiscal year by the Board of Directors of the Company.
                  c. Reimbursement. The Company shall also reimburse the Employee for the forfeiture of any bonus (prorata for 11 months ended March
2001) from the Employee's previous Employer resulting from Employee's acceptance of employment with the Company, not to exceed $115,000.
                  d. Other Benefits. The Employee shall also receive such other customary employee "fringe" benefits as are afforded generally by the Company to its senior personnel, including grants of stock options and the use of a Company car. The Employee shall also receive a grant of 100,000 shares of Company common stock with an exercise price based on the fair market value on April 25, 2001. These shares shall vest 20% at the date of grant and an additional 20% each April 25 thereafter until fully vested.
         4. Duties. The Employee shall perform the duties of President and Chief Operating Officer of the Company and shall, under the direction of the Chairman and Chief Executive Officer, faithfully and to the best of his ability perform such duties and such other duties and responsibilities as may be reasonably assigned by the Chairman and Chief Executive Officer from time to time, including service as an officer or director of any subsidiaries of the Company but not including service as an officer or director of nonsubsidiary affiliates not in the same business as the Company.
         5. Extent of Services. During the Employee's employment hereunder, the Employee shall devote his entire working time, attention and energy to the business of the Company and shall not be engaged in any other active business of any kind except as authorized by the Chairman and Chief Executive Officer.
         6.       Restrictive Covenants.
                  a. Non-competition Restriction. Except with the prior consent in writing of the Company or as provided in the last sentence of this Section 6(a), the Employee shall not (A) during his employment hereunder or (B) for a period of two years after termination of his employment hereunder in the event Employee receives severance payments pursuant to Section 7(b) or Section 7(e), directly or indirectly manage, operate, control, be employed by, participate in, invest in or be connected in any manner with the management, operation, ownership or control of any business or venture which is in competition in the United States with the business of the Company, provided that nothing herein shall prohibit the Employee from owning securities of the Company or up to 5% of the outstanding voting securities of any issuer which is listed on the New York or American Stock Exchange or as to which trading is reported or quoted on the NASDAQ System. The provisions of this Section 6(a) shall not be applicable in the event the Employee terminates his employment under Section 7(d).
                  b. Non-solicitation Agreement. Except with the prior consent in writing of the Company, the Employee shall not directly or indirectly hire or employ in any capacity or solicit the employment of or offer employment to or entice away or in any other manner persuade or attempt to persuade any person employed by the Company or any of its subsidiaries to leave the employ of any of them. This Section 6(b) of this Agreement shall remain in full force and effect for a period of two years after the Term.
                  c. Confidential Information. The Employee further agrees to keep confidential and not use for his personal benefit or for any other person's benefit, except for the benefit of the Company, any and all proprietary information received by the Employee relating to inventions, products, production methods, financial matters, sources of supply, markets, marketing methods and customers of the Company on the date hereof or developed by or for it during the Term. This Section 6(c) of this Agreement shall remain in full force and effect after the Term without limit in point of time, but shall cease to apply to information that legitimately comes into the public domain.
                  d. Specific Enforcement. It is agreed and understood by the parties hereto that, in view of the nature of the business of the Company, the restrictions in subsections a., b. and c. above are reasonable and necessary to protect the legitimate interests of the Company, monetary damages alone are not an adequate remedy for any breach of such provisions, and any violation thereof would result in irreparable injuries to the Company. The Employee therefore acknowledges that, in the event of his violation of any of such restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.
                  e. Severability and Extension. If the period of time or the area specified in subsection a. above is determined to be unreasonable in any proceeding, such period shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof, or both, so that such restrictions may be enforced for such time and in such area as is determined to be reasonable. If the Employee violates any of the restrictions contained in subsection a. above, the restrictive period shall not run in favor of the Employee from the time of the commencement of any such violation until such time as such violation shall cease.
         7.       Termination of Employment and Severance Payments.
                  a. Termination for Cause. During the Term, the Company may terminate the Employee's employment under this Agreement at any time for Cause (as hereinafter defined) upon written notice specifying the cause and date of termination. Payments under this Agreement shall cease as of the date of termination for Cause. For this purpose, "Cause" means gross or willful neglect of duty which is not corrected after 30 days written notice thereof; misconduct, malfeasance, fraud or dishonesty which materially and adversely affects the Company or its reputation in the industry; or the commission of a felony or a crime involving moral turpitude.
                  b. Termination without Cause. During the Term, the Company may terminate the Employee's employment under this Agreement at any time for any reason other than for Cause upon written notice specifying the date of termination and the Employee shall be entitled to the payments provided under this Section 7(b). In the event the Company terminates the Employee's employment for reasons other than for Cause (which includes termination by the Company for what the Company believes to be Cause when it is ultimately determined that the Employee was terminated without Cause), then the Employee shall receive severance payments as follows: (i) the Employee shall continue to receive his base salary on a monthly basis for the remainder of the calendar year in which such termination occurred, (ii) if termination occurs after December 31, 2001, the Employee shall be paid an annual bonus for the calendar year in which such termination occurred equal to the average of the bonuses paid to the Employee for the three fiscal years (or if shorter, the period of the Employee's employment) preceding the year in which termination occurred (which bonus shall be payable within ninety days after the close of the fiscal year in which such termination occurs), and (iii) during the two calendar years following the year in which such termination occurs, the Employee shall receive annual severance pay equal to the base salary in effect at the termination of employment plus, if termination occurs after December 31, 2001, an amount equal to the average of the bonuses paid to the Employee for the three fiscal years (or if shorter, the period of the Employee's employment) preceding the year in which employment is terminated, which annual severance pay shall be paid on a monthly basis during the two years following the termination of employment. If there shall take place a Change in Control (as defined in Section 7(d)) of the Company on or before termination of Employment, the Employee shall be entitled to receive the total severance pay provided for under this Section 7(b) in a single payment on the date of such Employee's termination, or if a Change in Control occurs after the date of such Employee's termination, the Employee shall be entitled to receive the total severance pay remaining to be paid pursuant to this Section 7(b) in a single payment on the date when a Change in Control occurs. In the event the independent accountants acting as auditors for the Company on the date of a Change in Control (or another accounting firm designated by them) determine that such single payment, together with other compensation received by the Employee that is a contingent on a Change in Control, would constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended and regulations thereunder, the single payment to the Employee shall be reduced to the maximum amount which may be paid without such payments being "excess parachute payments".
                  c. Termination in Event of Death or Disability. If the Employee dies or becomes disabled during the Term, his employment under this Agreement shall terminate and payments of base salary hereunder shall cease as of the end of the month in which such event shall occur. For purposes of this Agreement, the Employee shall be deemed to be disabled if he is unable to perform his duties hereunder for any period of four consecutive months or for six months in any twelve-month period. If the Employee's employment is terminated hereunder pursuant to this Section 7(c), the Employee or Employee's estate shall be entitled to a bonus payment in an amount equal to the amount determined by multiplying the bonus which would otherwise have been payable for the full fiscal year in which the Employee dies or becomes disabled by a fraction, the numerator of which is the number of days the Employee was employed during such fiscal year and the denominator of which is 365. Such bonus shall be payable ninety days after the close of the fiscal year in which Employee dies or becomes disabled.
                  d. Termination on Change of Control. By delivering 15 days written notice to the Company, Employee may terminate his employment for Good Reason under this Agreement at any time within one year after a Change in Control and the Employee shall be entitled to the payments provided under
Section 7(e). "Good Reason" means a change in circumstances described in (i),
(ii), (iii), (iv) or (v):
                  (i)   The Employee's base salary is reduced,
                  (ii) The Employee is not in good faith considered for a bonus as described in Section 3b.,
                  (iii) The Company fails to provide customary employee fringe benefits as required by Section 3c.,
                  (iv) The Employee's place of employment is relocated to a location further than 100 miles from Employee's current place of employment, which is 1641 Fairystone Park Highway, Stanleytown, Virginia 24168, or
                  (v) The Employee's working conditions or management responsibilities are substantially diminished (other than on account of the Employee's disability, as defined in Section 7c.).
However, if the Employee consents in writing to a change in circumstance, "Good Reason" as defined above, will not include the change in circumstance consented to by the Employee. "Change of Control" means an event described in (i), (ii),
(iii), or (iv) as follows:
                  (i) The acquisition by a Group of Beneficial Ownership of 35% or more of the Stock or the Voting Power of the Company, but excluding for this purpose: (A) any acquisition by the Company (or a subsidiary), or an employee benefit plan of the Company; (B) any acquisition of Stock of the Company by management employees of the Company; or (C) the ownership of Stock by a Group that owns 10% or more of the Stock or Voting Power of the Company on the date of this Agreement; provided, however, the acquisition of additional Stock by any such Group in an amount greater than 5% of the then outstanding Stock shall not be excluded and shall constitute a Change of Control. "Group" means any individual, entity or group within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act"), "Beneficial Ownership" has the meaning in Rule 13d-3 promulgated under the Act, "Stock" means the then outstanding shares of common stock of the Company, and "Voting Power" means the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors.
                  (ii) Individuals who constitute the board of directors of the Company on the date of this Agreement (the "Incumbent Board") cease to constitute at least a majority of the board of directors of the Company (the "Board"), provided that any director whose nomination was approved by a majority of the Incumbent Board shall be considered a member of the Incumbent Board unless such individual's initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act).
                  (iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, in which the owners of more than 50% of the Stock or Voting Power of the Company do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the Stock or Voting Power of the corporation resulting from such reorganization, merger or consolidation.
                  (iv) A complete liquidation or dissolution of the Company or of its sale or other disposition of all or substantially all of the assets of the Company.
                  e. Severance Payments. The Employee shall be entitled to the severance payment provided in this Section 7(e) in the event (i) the Employee terminates employment on or after the occurrence of a Change in Control pursuant to Section 7(d), (ii) the Employee's employment terminates as a result of the Company's delivery of a Termination Notice, or (iii) the Employee voluntarily terminates his employment and the Company elects to make severance payments provided in this Section 7(e) in order to have the non-competition covenant in
Section 6(a) be effective. In the event the Employee is entitled to severance payment pursuant to the foregoing sentence, the Employee shall receive annual severance pay equal to the base salary in effect at the termination of employment plus, if termination occurs after December 31, 2001, an amount equal to the average of the bonuses paid to the Employee for the three fiscal years (or if shorter, the period of the Employee's employment) preceding the year in which employment is terminated, which annual severance pay shall be paid on a monthly basis during the two years following the termination of employment. If there shall take place a Change in Control of the Company on or before termination of Employment, the Employee shall be entitled to receive the total severance pay provided for under this Section 7(e) in a single payment on the date of such Employee's termination. In the event the independent accountants acting as auditors for the Company on the date of a Change in Control (or another accounting firm designated by them) determine that such single payment, together with other compensation received by the Employee that is a contingent on a Change in Control, would constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended and regulations thereunder, the single payment to the Employee shall be reduced to the maximum amount which may be paid without such payments being "excess parachute payments".
         8. Former Employer. The Employee acknowledges that, during the Employee's employment hereunder, the Employee owes a duty to his former employer not to divulge to or use on behalf of anyone, including the Company, any confidential information or trade secrets learned by virtue of his employment with his former employer. Accordingly, the Employee must not use or disclose to the Company, and agrees not to use or disclose to the Company, confidential information or trade secrets learned by virtue of the Employee's employment with his former employer.
         9. Vacation. During the Term, the Employee shall be entitled to a vacation in each calendar year in accordance with the Company's policy during which vacation his compensation shall be paid in full.
         10. Insurance. During the Term, the Company will continue to include the Employee and his eligible dependents as insureds under its existing insurance policies on the same terms and conditions and with the same benefits as those in effect on the date hereof; provided, however, that the forgoing shall not prohibit the Company from adopting alternative benefit packages and programs so long as the benefits thereunder, considered in the aggregate, are comparable to the benefits provided to similarly situated employees of the Company.
         11. Notice. All notices, requests, demands and other communications hereunder shall be in writing and shall be effective upon the mailing thereof by registered or certified mail, postage prepaid, and addressed as set forth below:
                  a.       If to the Company:

                              Stanley Furniture Company, Inc.
                              Route 57, P.O. Box 30
                              Stanleytown, Virginia  24168

                              Attention: Chairman and Chief Executive Officer

                  b.       If to the Employee:

                              Jeffrey Scheffer
                              5004 Quincemoor Ct.
                              Greensboro, NC  27407

                                        and

                              Brian J. McMillan
                              Brooks, Pierce, McLendon, Humphrey &
                              Leonard, L.L.P.
                              P. O. Box 26000
                              Greensboro, NC  27420

         Any party may change the address to which notices are to be addressed by giving the other party written notice in the manner herein set forth.
         12. Waiver of Breach. Waiver by either party of a breach of any provision of this Agreement by the other shall not operate as a waiver of any subsequent breach by such other party.
         13. Entire Agreement. This Agreement contains the entire agreement of the parties in this matter and supersedes any other agreement, oral or written, concerning the employment or compensation of the Employee by the Company. It may be changed only by an agreement in writing signed by both parties hereto.
         14. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.
         15. Benefit. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against the Company, its successors and assigns, and the Employee, his heirs, beneficiaries and legal representatives.
         IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement as of the day and year above written.

                              STANLEY FURNITURE COMPANY, INC.


                              By: /s/Albert L. Prillaman
                                  ------------------------------------
                                  Albert L. Prillaman
                                  Chairman and Chief Executive Officer


                                  /s/Jeffrey Scheffer
                                  ------------------------------------
                                  Jeffrey Scheffer